EXHIBIT 99.1

Smith-Midland Reports Fourth Quarter and Year End 2023 Financial Results

Highest Quarterly and Annual Revenue in Company History

MIDLAND, VA – May 23, 2024 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced its fourth quarter and year-end results for the period ended December 31, 2023.

Fourth Quarter 2023 Summary (compared to prior-year quarter)

•	Revenue increased 13 percent to $16.4 million
•	Product sales increased 10 percent to $8.9 million
•	Service revenue increased 17 percent to $7.5 million
•	Operating income of $542,000 compared to operating loss of $72,000
•	Net income of $230,000, or $0.04 per diluted share, compared to $5,000 and $0.00
•	Awarded $3.8 million contract for J-J Hooks barrier rental in Virginia

Full Year 2023 Summary

•	Revenue increased 19 percent to $59.6 million
•	Operating income increased 31 percent to $1.1 million
•	Net income was approximately equal to the prior year; the 2023 period adversely affected by a significant state liability
•	Added five licensees in the United States to a total of 75 total licensees worldwide

“Our fourth quarter results closed out a very successful 2023, as we reported our highest quarterly and full-year revenue in company history,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Fourth quarter revenue increased 13 percent from the prior-year quarter, thanks to increased soundwall, miscellaneous and utility product sales, and barrier rental revenue more than doubled compared to the prior-year quarter.”

“We believe the outlook for 2024 is very favorable and expect funding from the Infrastructure and Jobs Act to reach state and local governments in the latter half of the year. We are experiencing strong demand for our utility vaults and expect additional orders due to the continued need for data centers to support AI technology. The replacement cycle of barriers that meet the MASH-TL3 standard continues to be an opportunity for our patented JJ-Hooks highway barrier system. Our larger barrier rental fleet increases the size and scale of projects and jobs we can bid. In the coming year, we will continue to invest in our business, including the plant expansion in North Carolina and new soundwall forms for anticipated increased production capacity. Overall, we continue to be well-positioned to meet the anticipated increased demand across the sectors we serve and deliver long-term value to our shareholders,” concluded Smith.

Fourth Quarter 2023 Results

The Company reported 2023 fourth quarter revenues of $16.4 million compared to $14.5 million in the fourth quarter of 2022. Product sales for the quarter were $8.9 million, a 10 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, increased to $7.5 million compared to $6.4 million for the fourth quarter of 2022.

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Gross profit increased to $3.1 million compared to $2.5 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter was 19.1%, compared to 17.3% in the fourth quarter of 2022.

Operating income for the quarter was $542,000 compared to an operating loss of $72,000 in the prior-year quarter. The improvement was primarily due to the higher revenue base and flat operating expenses. Net income for the fourth quarter was $230,000, or $0.04 per diluted share, compared to net income of $5,000, or breakeven on a diluted share basis in the fourth quarter of 2022.

Full-Year 2023 Results

Revenues for the year totaled $59.6 million compared to $50.1 million in 2022. Product sales for the full year were $38.7 million compared to $27.8 million in the previous year. Higher soundwall, SlenderWall and miscellaneous wall sales more than offset a decrease in architectural panel sales. Service revenue decreased to $20.8 million compared to $22.3 million, primarily due to lower shipping and installation revenues.

Gross profit was $10.7 million compared to $9.5 million in the prior year. Gross margin for the full year was 17.9%, compared to 18.9% in the year-ago quarter. The year-over-year decrease is primarily attributable to additional costs incurred for the production of panels remade for one specific project and to a lesser extent margins were affected by increased material and labor costs.

Operating income for the year was $1.1 million, compared to $854,000 in the prior year. Income tax expense for 2023 was $528,000, an effective tax rate of 40.0%, as compared to $145,000 for 2022, or an effective tax rate of 15.4%. The increase is mainly due to a state tax liability true-up and adversely affected net income. Net income for 2023 was $795,000, or $0.15 per diluted share, compared to $800,000, or $0.15 per diluted share for 2022.

Product Sales

Total product sales for the full year 2023 were $38.7 million compared to $27.8 million in the prior year. Soundwall sales were $7.7 million compared to $4.1 million in fiscal 2022. The increase is primarily associated with larger projects at the North Carolina and South Carolina facilities. SlenderWall sales were $5.3 million in 2023 compared to $1.5 million in the prior year, related to the consecutive production of two projects throughout the year compared to one project that was completed in the first quarter of 2022. Miscellaneous wall sales increased by 85 percent from the prior year to $6.4 million due to higher production for wall panel and retaining wall projects.  Barrier sales increased 17 percent to $7.8 million, due primarily to higher production at all three of the company’s facilities. Easi-Set and Easi-Span Building Sales increased to $4.7 million compared to $4.1 million in 2022. Architectural panel sales decreased to $1.1 million in 2023 from $4.1 million in 2022, reflecting the completion of two architectural projects in the third quarter of 2022.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $20.8 million for the full year 2023 compared to $22.3 million for full year 2022. Shipping and installation revenue was $11.9 million compared to $13.3 million in the prior year. The decrease is mainly attributable to lower production in the second half of 2022 which would be installed in 2023. Royalty income increased 5 percent year over year to $2.6 million. Barrier rental revenue for 2023 was $6.3 million compared to $6.5 million in the prior year.

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Balance Sheet and Liquidity

As of December 31, 2023, Smith-Midland's cash totaled $9.2 million compared to $6.7 million as of December 31, 2022. Account receivables totaled $17.7 million; and debt totaled $5.7 million as of December 31, 2023. Capital spending totaled $5.0 million compared to $5.3 million in 2022.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2024 compared to 2023. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, particularly across labor and materials costs, and the Company continues to manage these input costs while attracting and retaining skilled labor. Backlog was approximately $60.8 million recorded as of March 2024 compared to $52.4 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

Preliminary First Quarter 2024 Results

The Company anticipates first quarter 2024 revenue to be at least 20% greater than in the first quarter of 2023. Gross margin and net income are both expected to be greater than the prior-year quarter. The foregoing is based on preliminary results.

On May 15, 2024, the Company filed a Form 12b-25 with the Securities and Exchange Commission to provide notice of the late filing of its Quarterly Report on Form 10-Q ("Form 10-Q") for the period ended March 31, 2024. The Company anticipates it will report its first quarter results in the near future.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, our material weaknesses in internal controls, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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Smith-Midland Corporation

and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current assets
Cash	$9,175	$6,726
Accounts receivable, net
Trade - billed (less allowances of $806 and $781), including contract retentions	17,209	16,223
Trade - unbilled	525	990
Inventories, net
Raw materials	2,329	1,776
Finished goods	2,821	2,042
Prepaid expenses	1,266	706
Refundable income taxes	—	477

Total current assets	33,325	28,940

Property and equipment, net	27,680	25,124

Other assets	343	249

Total assets	$61,348	$54,313

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Smith-Midland Corporation

and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

(continued)

	December 31,
	2023	2022
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade	$7,336	$5,816
Accrued expenses and other liabilities	831	799
Deferred revenue	2,717	2,243
Accrued compensation	1,203	788
Accrued income tax	473	146
Operating lease liabilities	43	77
Current maturities of notes payable	636	618
Customer deposits	2,779	737

Total current liabilities	16,018	11,224

Deferred revenue	4,424	2,174
Operating lease liabilities	2	45
Notes payable - less current maturities	5,092	5,730
Deferred tax liability	1,651	2,085

Total liabilities	27,187	21,258

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,349,599 and 5,345,189 issued and 5,308,679 and 5,304,269 outstanding, respectively	54	53
Additional paid-in capital	7,814	7,440
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	26,395	25,664

Total stockholders’ equity	34,161	33,055

Total liabilities and stockholders' equity	$61,348	$54,313

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

	Year Ended December 31,
	2023	2022
Revenue
Product sales	$38,748	$27,821
Barrier rentals	6,330	6,545
Royalty income	2,633	2,498
Shipping and installation revenue	11,869	13,267

Total revenue	59,580	50,131

Cost of sales	48,928	40,662

Gross profit	10,652	9,469

General and administrative expenses	5,990	5,551
Selling expenses	3,544	3,064

Total operating expenses	9,534	8,615

Operating income	1,118	854

Other income (expense)
Interest expense	(255)	(260)
Interest income	24	14
Gain on sale of assets	346	109
Other income, net	90	228

Total other income (expense), net	205	91

Income before income tax expense	1,323	945

Income tax expense	528	145

Net income	$795	$800

Basic and diluted earnings per share	$0.15	$0.15

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Stockholders' Equity

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2021	5,353,095	$53	(40,920)	$(102)	$6,935	$24,864	$31,750

Vesting of restricted stock	—	—	—	—	505	—	505

Forfeiture of restricted stock	(7,906)	—	—	—	—	—	—

Net income	—	—	—	—	—	800	800

Balance, December 31, 2022	5,345,189	$53	(40,920)	$(102)	$7,440	$25,664	$33,055

Adjustment for Adoption of ASU 2016-13	—	—	—	—	—	(64)	(64)

Vesting of restricted stock	—	1	—	—	374	—	375

Issuance of restricted stock	4,410	—	—	—	—	—	—

Net income	—	—	—	—	—	795	795

Balance, December 31, 2023	5,349,599	$54	(40,920)	$(102)	$7,814	$26,395	$34,161

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Smith-Midland Corporation

and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022
Reconciliation of net income to net cash provided by (used in) operating activities
Net income (loss)	$795	$800
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	2,399	2,881
(Gain) loss on sale of fixed assets	(346)	(109)
Allowance for credit losses and doubtful accounts	(39)	344
Stock compensation	375	505
Inventory Reserve	19	14
Deferred taxes	(434)	130
(Increase) decrease in
Accounts receivable - billed	(1,010)	(6,554)
Accounts receivable - unbilled	464	(551)
Inventories	(1,351)	(987)
Prepaid expenses and other assets	(678)	(227)
Refundable income taxes	478	(66)
Increase (decrease) in
Accounts payable - trade	1,520	3,745
Accrued expenses and other liabilities	32	142
Deferred revenue	2,724	98
Accrued compensation	415	(248)
Accrued income taxes	327	(1,887)
Deferred buy-back lease obligation, net	—	(3,776)
Customer deposits	2,042	(588)
Net cash provided by (used in) operating activities	$7,732	$(6,334)
Cash flows from investing activities
Purchases of property and equipment	(5,010)	(2,749)
Proceeds from sale of fixed assets	346	118
Net cash provided by (used in) investing activities	(4,664)	(2,631)
Cash flows from financing activities
Proceeds from long-term borrowings	—	2,805
Repayments of long-term borrowings	(619)	(581)
Capitalized Loan Costs	—	(25)
Net cash provided by (used in) financing activities	(619)	2,199

Net increase (decrease) in cash	2,449	(6,766)
Cash, beginning of year	6,726	13,492
Cash, end of year	$9,175	$6,726

Supplemental cash flow information:
Cash payments for interest	$255	$260
Cash payments for income taxes	$189	$2,260
Capital expenditures in accounts payable	$2,049	$2,014

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